Exhibit 8.2

[Letterhead of Wachtell, Lipton, Rosen & Katz]

August 17, 2016

Suffolk Bancorp

4 West Second Street

Riverhead, NY 11901

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of People’s United Financial, Inc., a Delaware corporation (“People’s United”), including the proxy statement/prospectus forming a part thereof, relating to the proposed transaction between Suffolk Bancorp, a New York corporation, and People’s United.

We have participated in the preparation of the discussion set forth in the section entitled “THE MERGER—Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz